Exhibit 99.1

Contact:
Richard F. Westenberger
Executive Vice President & Chief Financial Officer
(404) 745-2889

CARTER’S, INC. REPORTS SECOND QUARTER 2010 RESULTS AND ANNOUNCES $100 MILLION SHARE REPURCHASE AUTHORIZATION AND $100 MILLION DEBT REPAYMENT

Atlanta, Georgia, July 29, 2010 / Business Wire -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, today reported its second quarter 2010 results.

“Our second quarter earnings are in-line with our expectations despite lower traffic in our retail stores,” said Michael D. Casey, Chairman and Chief Executive Officer.  “Given the very strong start to the year and our multi-channel distribution strategy, sales in the first half of 2010 grew 8% and adjusted earnings per share grew 47%.

“We are expecting good sales growth in the second half of this year, driven by the compelling value of our product offerings and marketing strategies, which we feel position us well for the back-to-school and holiday seasons," continued Mr. Casey.  “We expect earnings in the second half, however, will be impacted by higher industry-wide supply chain costs.”

Second Quarter of Fiscal 2010 compared to Second Quarter of Fiscal 2009

Consolidated net sales of $327.0 million were comparable with the prior year.  Net sales of the Company’s Carter’s brands increased $1.2 million, or 0.5%, to $263.7 million.  Net sales of the Company’s OshKosh B’gosh brand decreased $0.5 million, or 0.8%, to $63.3 million.

Consolidated retail sales increased $3.3 million, or 2.0%, to $165.6 million.  Carter’s retail segment sales increased $3.5 million, or 3.1%, to $113.6 million driven by incremental sales of $8.4 million generated by new store openings and eCommerce sales, partially offset by a comparable store sales decrease of $4.6 million, or 4.3%.  OshKosh retail segment sales decreased $0.2 million, or 0.4%, to $52.0 million, due to a comparable store sales decline of $2.5 million, or 4.9%, partially offset by incremental sales of $3.0 million generated by new store openings and eCommerce sales.

In the second quarter of fiscal 2010, the Company opened eight Carter’s and three OshKosh retail stores.  As of the end of the second quarter, the Company operated 289 Carter’s and 175 OshKosh retail stores.

Carter’s wholesale sales increased $3.2 million, or 2.9%, to $111.2 million due to strong over-the-counter performance at the Company’s wholesale customers primarily in the Company’s baby replenishment business, partially offset by lower off-price sales.  OshKosh wholesale sales decreased $0.3 million, or 2.8%, to $11.4 million largely due to lower off-price sales.

The Company’s mass channel sales, which are comprised of sales of its Child of Mine brand to Walmart and Just One You (formerly Just One Year) brand to Target, decreased $5.4 million, or 12.3%, to $38.8 million.  The decrease reflects lower Child of Mine brand sales due to merchandising assortment changes made by Walmart and a related reduction in floor space, partially offset by increased sales of the Company’s Just One You brand due to the addition of new programs and improved product performance.

In connection with a workforce reduction and distribution facility closure, the Company recorded pre-tax charges in the second quarter of fiscal 2009 of approximately $2.9 million related to severance and other benefits and accelerated depreciation.  Also during the second quarter of fiscal 2009, the Company reduced the carrying value of the White House, Tennessee distribution facility by $0.7 million.

Operating income in the second quarter of fiscal 2010 was $33.4 million, an increase of $4.1 million, or 13.8%, from $29.4 million in the second quarter of fiscal 2009.  Excluding the effect of the workforce reduction, distribution facility closure, and facility write-down in the second quarter of fiscal 2009, adjusted operating income increased $0.4 million, or 1.3%, to $33.4 million from $33.0 million in the second quarter of fiscal 2009, due largely to growth in earnings from the Carter’s wholesale and retail segments, partially offset by a decline in earnings from the Carter’s mass channel segment and OshKosh retail and wholesale segments.

Net income increased $2.5 million, or 14.8%, to $19.1 million, or $0.32 per diluted share, compared to $16.6 million, or $0.28 per diluted share, in the second quarter of fiscal 2009.  Excluding the effect of the workforce reduction, distribution facility closure, and facility write-down in the second quarter of fiscal 2009, adjusted net income increased $0.2 million, or 1.0%, to $19.1 million, or $0.32 per diluted share, compared to $18.9 million, or $0.32 per diluted share in the second quarter of fiscal 2009.

A reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to income adjusted for certain items is provided at the end of this release.

First Half of Fiscal 2010 compared to First Half of Fiscal 2009

Consolidated net sales increased $52.6 million, or 7.7%, to $736.1 million.  Net sales of the Company’s Carter’s brands increased $51.0 million, or 9.3%, to $596.0 million.  Net sales of the Company’s OshKosh B’gosh brand increased $1.6 million, or 1.2%, to $140.1 million.

Carter’s wholesale sales increased $27.6 million, or 12.0%, to $257.5 million due to strong over-the-counter performance at the Company’s wholesale customers in all product categories, partially offset by lower off-price sales.  OshKosh wholesale sales decreased $1.5 million, or 4.4%, to $33.0 million, largely due to lower off-price sales.

Consolidated retail sales increased $22.8 million, or 7.2%, to $338.8 million.  Carter’s retail segment sales increased $19.7 million, or 9.3%, to $231.7 million, driven by incremental sales of $16.8 million generated by new store openings and eCommerce sales, and a comparable store sales increase of $3.5 million, or 1.7%.  OshKosh retail segment sales increased $3.1 million, or 3.0%, to $107.1 million, driven by incremental sales of $4.8 million generated by new store openings and eCommerce sales, partially offset by a comparable store sales decline of $0.7 million, or 0.7%.  In the first half of fiscal 2010, the Company opened 13 Carter’s and five OshKosh retail stores.

The Company’s mass channel sales increased $3.7 million, or 3.5%, to $106.8 million.  The increase was driven by increased sales of the Company’s Just One You brand resulting from the addition of new programs and improved product performance, partially offset by decreased sales of the Company’s Child of Mine brand attributable to merchandising assortment changes made by Walmart and a related reduction in floor space.

In the first half of fiscal 2009, the Company recorded pre-tax charges in connection with the workforce reduction and distribution facility closure of approximately $11.6 million related to severance and other benefits, asset impairment, accelerated depreciation, and other closure costs.  Results for the first half of fiscal 2009 also included the $0.7 million write-down in the second quarter of the carrying value of the White House, Tennessee distribution facility.

Operating income in the first half of fiscal 2010 was $104.6 million, an increase of $46.3 million, or 79.4%, from $58.3 million in the first half of fiscal 2009.  Excluding the effect of the workforce reduction, distribution facility closure, asset impairment charges, and facility write-down, adjusted operating income increased $33.9 million, or 48.0%, to $104.6 million from $70.6 million in first half of fiscal 2009, driven by growth in earnings in all segments.

Net income increased $28.7 million, or 86.3%, to $61.9 million, or $1.03 per diluted share, compared to $33.2 million, or $0.57 per diluted share, in the first half of fiscal 2009.  Excluding the effect of the workforce reduction, distribution facility closure, asset impairment charges, and facility write-down, adjusted net income increased $20.9 million, or 50.9%, to $61.9 million, or $1.03 per diluted share, compared to $41.0 million, or $0.70 per diluted share in the first half of fiscal 2009.

A reconciliation of income as reported under GAAP to income adjusted for certain items is provided at the end of this release.

Cash flow from operations in the first half of fiscal 2010 was $15.3 million, a decrease of $13.9 million, or 47.5%, over the first half of fiscal 2009 primarily due to net changes in working capital offset by increased earnings.

$100 Million Share Repurchase Authorization

On June 15, 2010, the Company’s Board of Directors approved a share repurchase authorization pursuant to which the Company is authorized to purchase up to $100 million of its outstanding common shares (in addition to the $8.9 million available for repurchases under the Company’s repurchase authorization approved in February 2007).  Neither of the current share repurchase authorizations have expiration dates.  Purchases may be made in the open market or in privately negotiated transactions, with the level and timing of activity being at the discretion of the Company’s management depending on market conditions, stock price, other investment priorities, and other factors.

Term Loan Prepayment

During the second quarter of fiscal 2010, in addition to a regularly scheduled amortization payment of approximately $0.9 million, the Company prepaid $100 million in term loan borrowings, or approximately 30% of its outstanding debt.

2010 Outlook

The Company projects net sales for the second half to be up in the high single-digits with the fourth quarter forecasted to be stronger than the third quarter.  Diluted earnings per share for the second half is currently expected to be down in the high single-digits, with diluted earnings per share in the third quarter down in the low teens and in the fourth quarter comparable to a year ago.

For the year, net sales are expected to be up in the high single-digits with diluted earnings per share up approximately 10% over 2009 adjusted diluted earnings per share of $2.15.

A reconciliation of income as reported under GAAP to income adjusted for certain items is provided at the end of this release.

Spring 2011 Outlook

In developing its product sourcing plans for its Spring 2011 merchandise assortments, the Company expects product costs will rise meaningfully from current levels due principally to higher commodity, labor, and transportation costs.  At present, the Company projects that its consolidated gross margin rate in the first half of fiscal 2011 will decline from the level achieved in the first half of fiscal 2010.

Investor Day

The Company plans to hold an investor day on November 3, 2010 in its Shelton, Connecticut office.  Interested members of the financial community should RSVP to investor@carters.com or call 404-745-2889 by October 1, 2010.

Conference Call

The Company will hold a conference call with investors to discuss second quarter results on July 29, 2010 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 913-312-0667.  To listen to a live broadcast of the call on the internet, please log on to www.carters.com and select the “Q2 2010 Earnings Conference Call” link under the “Investor Relations” tab.  The conference call will be simultaneously broadcast on the Company’s website at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by selecting the “Conference Calls & Webcasts” link under the “Investor Relations” tab.  A replay of the call will be available shortly after the broadcast through August 7, 2010, at 719-457-0820, passcode 2140753.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the third quarter of fiscal 2010, fiscal 2010, and the first half of fiscal 2011, assessment of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of the Company’s products in the marketplace; deflationary pricing pressures; the Company’s dependence on foreign supply sources; failure of foreign supply sources to meet the Company’s quality standards or regulatory requirements; negative publicity; leverage, which increases the Company’s exposure to interest rate risk and could require the Company to dedicate a substantial portion of its cash flow to repay debt principal; an inability to access suitable financing due to the current economic environment; a continued decrease in the overall value of the United States equity markets due to the current economic environment; a continued decrease in the overall level of consumer spending; changes in consumer preference and fashion trends; seasonal fluctuations in the children’s apparel business; the impact of governmental regulations and environmental risks applicable to the Company’s business; the risk that ongoing litigation and investigations may be resolved adversely; the breach of the Company’s consumer databases; the ability of the Company to adequately forecast demand, which could create significant levels of excess inventory; the ability of the Company to identify new retail store locations, and negotiate appropriate lease terms for the retail stores; the ability to attract and retain key individuals within the organization; failure to achieve sales growth plans, cost savings, and other assumptions that support the carrying value of the Company’s intangible assets; and the Company’s inability to remediate its material weaknesses in internal control over financial reporting.  Many of these risks are further described in the most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Six-month periods ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net sales:
Carter’s:
Wholesale	$111,248	$108,061	$257,506	$229,878
Retail	113,593	110,127	231,732	212,057
Mass Channel	38,838	44,283	106,758	103,106
Carter’s net sales	263,679	262,471	595,996	545,041
OshKosh:
Retail	51,959	52,160	107,104	103,988
Wholesale	11,371	11,698	32,958	34,462
OshKosh net sales	63,330	63,858	140,062	138,450
Total net sales	327,009	326,329	736,058	683,491
Cost of goods sold	196,758	201,619	438,997	431,059
Gross profit	130,251	124,710	297,061	252,432
Selling, general, and administrative expenses	104,468	99,843	209,763	198,973
Workforce reduction and facility write-down and closure costs	--	2,980	--	11,400
Royalty income	(7,640)	(7,472)	(17,294)	(16,234)
Operating income	33,423	29,359	104,592	58,293
Interest expense, net	2,662	2,708	5,106	5,883
Income before income taxes	30,761	26,651	99,486	52,410
Provision for income taxes	11,665	10,017	37,565	19,172
Net income	$19,096	$16,634	$61,921	$33,238

Basic net income per common share	$0.32	$0.29	$1.05	$0.59

Diluted net income per common share	$0.32	$0.28	$1.03	$0.57

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(unaudited)

	For the three-month periods ended				For the six-month periods ended
(dollars in thousands)	July 3, 2010	% of Total	July 4, 2009	% of Total	July 3, 2010	% of Total	July 4, 2009	% of Total
Net sales:

Carter’s:
Wholesale	$111,248	34.0%	$108,061	33.1%	$257,506	35.0%	$229,878	33.6%
Retail	113,593	34.7%	110,127	33.7%	231,732	31.5%	212,057	31.0%
Mass Channel	38,838	11.9%	44,283	13.6%	106,758	14.5%	103,106	15.1%
Carter’s net sales	263,679	80.6%	262,471	80.4%	595,996	81.0%	545,041	79.7%

OshKosh:
Retail	51,959	15.9%	52,160	16.0%	107,104	14.5%	103,988	15.2%
Wholesale	11,371	3.5%	11,698	3.6%	32,958	4.5%	34,462	5.1%
OshKosh net sales	63,330	19.4%	63,858	19.6%	140,062	19.0%	138,450	20.3%

Total net sales	$327,009	100.0%	$326,329	100.0%	$736,058	100.0%	$683,491	100.0%

Operating income (loss):		% of segment net sales		% of segment net sales		% of segment net sales		% of segment net sales

Carter’s:
Wholesale	$23,341	21.0%	$20,325	18.8%	$63,639	24.7%	$43,424	18.9%
Retail	18,683	16.4%	16,575	15.1%	44,826	19.3%	33,163	15.6%
Mass Channel	6,856	17.7%	8,706	19.7%	19,650	18.4%	16,819	16.3%

Carter’s operating income	48,880	18.5%	45,606	17.4%	128,115	21.5%	93,406	17.1%

OshKosh:
Retail	(909)	(1.7%)	786	1.5%	1,054	1.0%	455	0.4%
Wholesale	(2,363)	(20.8%)	(1,938)	(16.6%)	1,230	3.7%	(517)	(1.5%)
Mass Channel (a)	474	--	438	--	1,239	--	1,144	--

OshKosh operating (loss) income	(2,798)	(4.4%)	(714)	(1.1%)	3,523	2.5%	1,082	0.8%

Segment operating income	46,082	14.1%	44,892	13.8%	131,638	17.9%	94,488	13.8%

Corporate expenses (b)	(12,659)	(3.9%)	(11,910)	(3.6%)	(27,046)	(3.7%)	(23,830)	(3.5%)
Workforce reduction and facility write-down and closure costs (c)	--	--	(3,623)	(1.1%)	--	--	(12,365)	(1.8%)

Net corporate expenses	(12,659)	(3.9%)	(15,533)	(4.8%)	(27,046)	(3.7%)	(36,195)	(5.3%)

Total operating income	$33,423	10.2%	$29,359	9.0%	$104,592	14.2%	$58,293	8.5%

(a)	OshKosh mass channel consists of a licensing agreement with Target Stores. Operating income consists of royalty income, net of related expenses.
(b)
Corporate expenses generally include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, certain legal fees, consulting, and audit fees.

(c)
Includes closure costs associated with the Company’s Barnesville, Georgia distribution facility and the Company’s Oshkosh, Wisconsin facility, write-down of the White House, Tennessee facility, and severance and other benefits related to the corporate workforce reduction.

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	July 3, 2010	January 2, 2010	July 4, 2009
ASSETS
Current assets:
Cash and cash equivalents	$245,013	$335,041	$173,812
Accounts receivable, net	99,526	82,094	85,051
Finished goods inventories, net	260,660	214,000	256,151
Prepaid expenses and other current assets	11,583	11,114	13,538
Deferred income taxes	25,726	33,419	30,021

Total current assets	642,508	675,668	558,573
Property, plant, and equipment, net	90,374	86,077	83,677
Tradenames	305,733	305,733	305,733
Goodwill	136,570	136,570	136,570
Deferred debt issuance costs, net	1,459	2,469	3,031
Licensing agreements, net	137	1,777	3,432
Other assets	292	305	293
Total assets	$1,177,073	$1,208,599	$1,091,309
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,503	$3,503	$3,503
Accounts payable	121,047	97,546	109,944
Other current liabilities	31,848	69,568	42,509

Total current liabilities	156,398	170,617	155,956
Long-term debt	229,269	331,020	332,772
Deferred income taxes	108,162	110,676	106,361
Other long-term liabilities	44,105	40,262	43,082
Total liabilities	537,934	652,575	638,171

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at July 3, 2010, January 2, 2010, and July 4, 2009	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized, 59,442,933, 58,081,822, and 56,784,758 shares issued and outstanding at July 3, 2010, January 2, 2010, and July 4, 2009, respectively	594	581	568
Additional paid-in capital	256,048	235,330	217,707
Accumulated other comprehensive loss	(3,603)	(4,066)	(6,914)
Retained earnings	386,100	324,179	241,777

Total stockholders’ equity	639,139	556,024	453,138

Total liabilities and stockholders’ equity	$1,177,073	$1,208,599	$1,091,309

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	For the six-month periods ended
	July 3, 2010	July 4, 2009
Cash flows from operating activities:
Net income	$61,921	$33,238
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,082	16,990
Amortization of debt issuance costs	1,010	567
Non-cash stock-based compensation expense	3,510	3,543
Income tax benefit from exercised stock options	(8,579)	(1,313)
Non-cash asset impairment and facility write-down charges	--	3,662
Gain on sale of property, plant, and equipment	(172)	--
Deferred income taxes	5,152	2,853
Effect of changes in operating assets and liabilities:
Accounts receivable	(17,432)	401
Inventories	(46,660)	(52,665)
Prepaid expenses and other assets	(456)	(767)
Accounts payable and other liabilities	952	22,687
Net cash provided by operating activities	15,328	29,196

Cash flows from investing activities:
Capital expenditures	(20,720)	(18,030)
Proceeds from sale of property, plant, and equipment	286	--
Net cash used in investing activities	(20,434)	(18,030)

Cash flows from financing activities:
Payments on term loan	(101,751)	(1,751)
Income tax benefit from exercised stock options	8,579	1,313
Proceeds from exercise of stock options	8,250	735
Net cash (used in) provided by financing activities	(84,922)	297

Net (decrease) increase in cash and cash equivalents	(90,028)	11,463
Cash and cash equivalents, beginning of period	335,041	162,349

Cash and cash equivalents, end of period	$245,013	$173,812

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS
	Three-month period ended July 4, 2009			Six-month period ended July 4, 2009

	Operating Income	Net Income	Diluted EPS	Operating Income	Net Income	Diluted EPS
(dollars in millions, except earnings per share)

Income, as reported (GAAP)	$29.4	$16.6	$0.28	$58.3	$33.2	$0.57

Workforce reduction (a)	2.2	1.4	0.02	5.5	3.5	0.06
Distribution facility closure costs (b)	--	--	--	3.3	2.1	0.04
Asset impairment charges (c)	--	--	--	1.8	1.1	0.02
Accelerated depreciation (d)	0.7	0.4	0.01	1.0	0.6	0.01
Facility write-down (e)	0.7	0.5	0.01	0.7	0.5	--

Income, as adjusted (f)	$33.0	$18.9	$0.32	$70.6	$41.0	$0.70

(a)	Severance charges and other benefits associated with the reduction in the Company’s corporate workforce.

(b)	Costs associated with the closure of the Company’s Barnesville, Georgia distribution facility.

(c)	Asset impairment charges associated with the closure of the Company’s Oshkosh, Wisconsin facility.

(d)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the Company’s Barnesville, Georgia distribution facility.

(e)	Charge related to the write-down of the carrying value of the White House, Tennessee distribution facility.

(f)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

CARTER’S, INC. RECONCILIATION OF GAAP TO ADJUSTED RESULTS

	Twelve-month period ended January 2, 2010

	Operating	Net	Diluted
(dollars in millions, except earnings per share)	Income	Income	EPS

Income, as reported (GAAP)	$195.6	$115.6	$1.97

Workforce reduction (a)	5.5	3.5	0.06
Distribution facility closure costs (b)	3.3	2.1	0.04
Net asset impairment (c)	1.2	0.8	0.01
Accelerated depreciation (d)	1.0	0.6	0.01
Investigation expenses (e)	5.7	3.6	0.06
Facility write-down (f)	0.7	0.4	--

Income, as adjusted (g)	$213.0	$126.6	$2.15

(a)	Severance charges and other benefits associated with the reduction in the Company’s corporate workforce.

(b)
Costs associated with the closure of the Company’s Barnesville, Georgia distribution facility, including $1.7 million in severance and other benefits, $1.1 million in asset impairment charges, and $0.5 million in other closure costs.

(c)	Asset impairment charges of $1.8 million net of a $0.6 million gain associated with the closure and sale of the Company’s Oshkosh, Wisconsin facility.

(d)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the Company’s Barnesville, Georgia distribution facility.

(e)	Professional service fees related to the investigation of customer accommodations.

(f)	Charges related to the write-down of the carrying value of the White House, Tennessee distribution facility.

(g)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  These adjustments, which the Company does not believe to be indicative of on-going business trends, are excluded from these calculations.  The Company believes these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.